Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

August 19, 2012

among

AETNA INC.,

JAGUAR MERGER SUBSIDIARY, INC.

and

COVENTRY HEALTH CARE, INC.

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A          Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 19, 2012 among Aetna Inc., a Pennsylvania corporation (“Parent”), Jaguar Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and Coventry Health Care, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company have approved and declared advisable this Agreement and the Merger (as defined below); and

WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or “group” (as defined in Section 13(d) of the 1934 Act), other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the 1934 Act) of 20% or more of any class of equity or voting securities of the Company, (iii) tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the 1934 Act) ), other than Parent and its Subsidiaries, beneficially owning 20% or more of any class of equity or voting securities of the Company or

(iv) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit, or involves, the acquisition by any Person or “group” (as defined in Section 13(d) of the 1934 Act), other than Parent and its Subsidiaries, of beneficial ownership of (A) assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable or (B) 20% or more of any class of equity or voting securities of the Company; in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law(s)” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement (and any federal, state or local directive or other requirement, in each case that relates to Medicare or Medicaid) enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement. References to “Applicable Law” or “Applicable Laws” shall be deemed to include Health Care Laws and any applicable insurance or antitrust law (including any law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade).

“ASOPs” means actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Hartford, Connecticut or Bethesda, Maryland are authorized or required by Applicable Law to close.

“Clean Team Confidentiality Agreement” means the Clean Team Confidentiality Agreement, dated as of July 20, 2012, between Parent and the Company.

“CMS” means the Centers for Medicare & Medicaid Services.

“Code” means the Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011, and the footnotes to such consolidated balance sheet, in each case set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2011.

“Company Common Stock” means the common stock, $0.01 par value, of the Company.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Consent” means any consent, approval, waiver, license, permit, franchise, authorization or Order.

“Contract” means any contract, agreement, obligation, understanding or instrument, lease or license.

“Credit Agreement” means the Credit Agreement, dated as of June 22, 2011, among the Company, as Borrower, the lenders named therein, as Initial Lenders, the initial issuing banks named therein, as Initial Issuing Banks, JPMorgan Chase Bank, National Association, as Administrative Agent, Citibank, N.A. and Bank of America, N.A. as Syndication Agents and J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Lead Arrangers and Joint Bookrunners.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company of any of its Subsidiaries or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Environmental Law” means any Applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“Government Sponsored Health Care Programs” means all health benefit programs that are sponsored by a Governmental Authority and that the Company or any of its Subsidiaries participates in, whether pursuant to one or more Contracts with the applicable Governmental Authority or otherwise, including Medicaid (including Temporary Assistance to Needy Families, Child Health Insurance Program, Aged, Blind and Disabled, Supplemental Security Income and long term care), Medicare Advantage (including Special Needs Plans), Medicare Part D, dual eligible initiatives and other demonstration programs.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any

Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Health Care Laws” means all Applicable Laws relating to: (i) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Applicable Laws that regulate managed care, third-party payors and persons bearing the financial risk for, or providing administrative or other functions in connection with, the provision of, payment for or arrangement of health care services and, without limiting the generality of the foregoing, all other Applicable Laws relating to Health Care Programs, including Health Care Programs pursuant to which any Regulated Subsidiary is required to be licensed or authorized to transact business; (ii) health care or insurance fraud or abuse, including the solicitation or acceptance of improper incentives involving persons operating in the health care industry, patient referrals or Provider incentives generally, including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark laws (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (iii) the provision of administrative, management or other services related to any Health Care Programs, including the administration of health-care claims or benefits or processing or payment for health care services, treatment or supplies furnished by Providers, including the provision of the services of third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (iv) the Consolidated Omnibus Budget Reconciliation Act of 1985; (v) ERISA (to the extent impacting any ASO arrangement); (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; (vii) the Medicare Improvements for Patients and Providers Act of 2008; (viii) privacy, security, integrity, accuracy, transmission, storage or other protection of information about or belonging to actual or prospective participants in the Company’s Health Care Programs or other lines of business, including the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), and, without limiting the generality of the foregoing, any Applicable Laws relating to medical information; and (ix) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152).

“Health Care Programs” means all lines of business, programs and types of services offered by the Company or any of its Subsidiaries, including Government Sponsored Health Care Programs, Commercial Risk (individual, small group, large group), Workers Compensation, Federal Employees Health Benefits Program (FEHBP), Administrative Services Only (ASO) and Network Rental.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, Internet domain names, Internet account names (including social networking and media names), designs, logos, slogans and other indicia of origin, together with all goodwill, registrations and applications relating to the foregoing; (ii) patents and pending patent applications, invention disclosure statements, and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights; (iii) registered and unregistered copyrights (including those in Software), rights of publicity, all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (iv) trade secrets, confidential technology and information, know-how, inventions, processes, formulae, algorithms, models and methodologies (collectively, “Trade Secrets”); (v) Software; (vi) other similar types of proprietary or intellectual property; and (vii) rights to sue or recover and retain damages, costs and attorneys’ fees for past, present or future infringement, misappropriation, dilution or other violation of any of the foregoing.

“IT Assets” means all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, owned by, or licensed or leased to, the Company or any of its Subsidiaries.

“knowledge” of any Person that is not an individual means the knowledge after reasonable inquiry of the officers of the Company or Parent, as the case may be, as set forth in Section 1.01 of the Company Disclosure Schedule and Section 1.01 of the Parent Disclosure Schedule, respectively.

“Licensed Intellectual Property” means all Intellectual Property owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, (i) any event, change, effect, development or occurrence that has a material adverse effect on the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence to the extent resulting from (A) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on other companies operating in the industries in which such Person and its Subsidiaries operate, (B) any changes in conditions generally affecting the healthcare, health insurance or managed care industry or any other industry in which such Person or any of its Subsidiaries operate, except to the extent that such changes have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on other companies operating in the industries in which such Person and its Subsidiaries operate, (C) any decline, in and of itself, in the market price or trading volume of such Person’s common stock (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (D) any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, except to the extent that such changes have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on other companies operating in the industries in which such Person and its Subsidiaries operate, (E) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (F) the execution and delivery of this Agreement, the public announcement of this Agreement or the Merger, the taking of any action required or expressly contemplated by this Agreement (including pursuant to Section 8.01) or the identity of, or any facts or circumstances relating to any other party to this Agreement or such other party’s Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with customers, Providers, suppliers, partners, officers or employees (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (G) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Applicable Law of or by any Governmental Authority, except to the extent that such events or changes have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to the adverse effect such events or changes have on other companies operating in the industries in which such Person and any of its Subsidiaries operate, (H) any changes in GAAP (or authoritative interpretations thereof), (I) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (J) any taking of any action at the written request of or with the consent of any other party to this Agreement (it being understood and agreed that, with respect to any action taken with such consent, the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences resulting from such action that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (K) any reduction in the credit rating of such Person or any of its Subsidiaries (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (L) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (M) any changes resulting from, arising under or relating to the Supreme Court’s decision regarding Nat. Fed. of Indep. Bus. v. Sebelius, Sec. of Dept. of Health & Human Servs., No. 11-393 (2012); Dept. of Health & Human Servs. v. Florida, Nos. 11-398 & 11-400 (2012), including any state determining not to expand its Medicaid Programs pursuant to the Patient Protection and Affordable Care Act of 2010, (N) any changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes by any Governmental Authority that, in each case, have general application to other companies providing managed care services similar to the services that are provided by such Person and its Subsidiaries or to other companies operating in the industries in which such Person and its Subsidiaries operate, as applicable, except to the extent that such changes have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on other companies operating in the Medicaid or Medicare managed care industry or other industries in which such Person and its Subsidiaries operate, (O) the failure, in and of itself, of such Person or any of its Subsidiaries to obtain the right to provide services in any jurisdiction under a Contract with CMS, any state agency or any other Governmental Authority pursuant to any “request for proposal”, procurement, re-procurement or similar process or the failure of any such Contract to be renewed upon its expiration (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (P) the effects on such Person’s and its Subsidiaries’ business arising from employee departures that result from the announcement of this Agreement and the Merger or (Q) any litigation or legal proceedings arising from allegations of a breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the Merger.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2011, and the footnotes to such consolidated balance sheet, in each case set forth in the Parent 10-K.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

“Parent Balance Sheet Date” means December 31, 2011.

“Parent Common Stock” means the common shares, $0.01 par value, of Parent.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.

“Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five consecutive trading days ending on the trading day that is two trading days prior to the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Government Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (viii) any purchase money security interests, equipment leases or similar financing arrangements, (ix) any Liens which are disclosed on the Company Balance Sheet and (x) any Liens that are not material to the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Providers” means all primary care physicians and physician groups, medical groups, independent practice associations, specialist physicians, dentists, optometrists, pharmacies and pharmacists, radiologists and radiology centers, laboratories, mental health professionals, community health centers, clinics, surgicenters, accountable care organizations, chiropractors, physical therapists, hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied health professional or facility.

“Regulated Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is licensed in one or more jurisdictions as an insurance company, health maintenance organization (including a single healthcare service plan), managed care organization, healthcare service plan, specialized healthcare service plan, healthcare service corporation, dental maintenance organization, dental plan organization, prepaid dental plan, third party administrator and/or utilization review agent.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models and, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, and (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property”.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Affected Employees	7.04
Agreement	Preamble
Alternative Financing	7.06
Benefits Continuation Period	7.04
Certificate	2.02
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Board Recommendation	4.02
Company Material Contract	4.18
Company Permits	4.16
Company Preferred Stock	4.05
Company Proxy Statement	4.09
Company Regulatory Filings	4.17
Company Restricted Shares	2.05
Company SEC Documents	4.07
Company Securities	4.05

Term	Section
Company Statutory Filings	4.10
Company Stock Option	2.05
Company Stock Units	2.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.04
Debt Commitment Letters	5.18
Debt Financing	5.18
Delaware Law	2.01
Dissenting Shares	2.04
Dissenting Stockholders	2.04
EBITDA	8.01
Effective Time	2.01
End Date	10.01
Equity Award Cash Consideration	2.05
Exchange Agent	2.03
Exchange Fund	2.03
Exchange Ratio	2.02
Financing Sources	5.18
Indemnified Person	7.03
Indentures	6.09
Insurance Policies	4.25
Interim Period Stock Unit	6.01
internal controls	4.07
Intervening Event	6.03
Lease	4.23
Maximum Amount	7.03
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
New Company Plans	7.04
NYSE	4.07
Owned Software	4.22
Parent	Preamble
Parent Permits	5.14
Parent SEC Documents	5.07
Parent Subsidiary Securities	5.06
Per Share Cash Consideration	2.02
Per Share Stock Consideration	2.02
principal executive officer	4.07
principal financial officer	4.07
Registered IP	4.22
Registration Statement	5.09

Term	Section
Regulatory Material Adverse Effect	8.01
Replacement Debt Commitment Letter	7.06
Replacement Debt Financing	7.06
Representatives	6.03
Required Governmental Authorizations	4.03
Reverse Termination Fee	10.03
SAP	4.10
statutory internal controls	4.10
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.19
Tax Return	4.19
Tax Sharing Agreements	4.19
Taxing Authority	4.19
Termination Fee	10.03
Transition Team	6.08
Uncertificated Share	2.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any capitalized term used in any Exhibit, the Company Disclosure Schedule or the Parent Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “Delaware Law”), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) The closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (it being understood and agreed that the obligation of each of Parent, Merger Subsidiary and the Company to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by such party) of the conditions to Closing set forth in Article 9 for the benefit of such party as of the Closing) (the date on which the Closing occurs, the “Closing Date”).

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company shall agree and is specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the Delaware Law.

Section 2.02. Conversion of Shares. (a) At the Effective Time:

(i) except as otherwise provided in Section 2.02(a)(ii), Section 2.02(a)(iii) or Section 2.04, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 0.3885 (the “Exchange Ratio”) shares of Parent Common Stock (the “Per Share Stock Consideration”) and (ii) $27.30 in cash (the “Per Share Cash Consideration”, and, together with the Per Share Stock Consideration, the “Merger Consideration”), without interest;

(ii) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time (other than any such shares owned by Parent or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account) shall be canceled, and no payment shall be made with respect thereto;

(iii) each share of Company Common Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into a number of shares of common stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding common stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the outstanding capital stock of the Company immediately prior to the Effective Time; and

(iv) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of shares of Company Common Stock pursuant to Section 2.02(a)(iii)).

(b) As of the Effective Time, all outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (x) each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and (y) each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f) and any cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.07, in each case to be issued or paid in accordance with Section 2.03, without interest

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging (i) Certificates or (ii) Uncertificated Shares for the Merger Consideration. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.03 through the Exchange Agent, (x) certificates (or evidence of shares in book-entry form) representing the shares of Parent Common Stock issuable pursuant to Section 2.02(a)(i) in exchange for outstanding shares of Company Common Stock and (y) cash sufficient to pay the aggregate Per Share Cash Consideration payable pursuant to Section 2.02(a)(i). Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.03(f) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.07. Promptly after the Effective Time (and in no event more than five Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and substantially finalized prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. All certificates (or evidence of shares in book-entry form) and cash deposited with the Exchange Agent pursuant to this Section 2.03 shall be referred to in this Agreement as the “Exchange Fund.” Parent shall cause the Exchange Agent to deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests; provided, further, that, to the extent necessary to pay the Merger Consideration, Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Exchange Fund.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. The shares of Parent Common Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Common Stock or is otherwise required under Applicable Law.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration, any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.03(f) and any cash in lieu of any fractional share of Parent Common Stock to which such holders are entitled pursuant to Section 2.07, in each case to the extent provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock 12 months after the Effective Time shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration and any dividends and distributions (and cash in lieu of any fractional shares of Parent Common Stock) with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.03. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent constituting part of the Merger Consideration have been registered, (i) promptly after the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the aggregate amount of all dividends or other distributions payable with respect to securities of Parent constituting part of the Merger Consideration with a record date after the Effective Time that were paid prior to the time of such surrender or transfer with respect to such securities of Parent, and (ii) at the appropriate payment date, the amount of all dividends or other distributions payable with respect to securities of Parent constituting part of the Merger Consideration with a record date after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer.

(g) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Common Stock in connection with the Merger, and the filing of any related Tax returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.04. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the Delaware Law (such stockholders, the “Dissenting Stockholders” and such shares of Company Common Stock, the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the Delaware Law (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the Delaware Law), unless and until such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the Delaware Law. If any Dissenting Stockholders shall have failed to perfect or shall have effectively waived, withdrawn or lost such rights, the Dissenting Shares held by such Dissenting Stockholder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration as provided in Section 2.02, without interest. The Company shall give Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the Delaware Law and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the Delaware Law, and Parent shall have the right to direct all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, settle or offer or agree to settle any such demands. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

Section 2.05. Stock Awards. (a) At the Effective Time:

(i) each option to purchase shares of Company Common Stock outstanding under any Employee Plan (each, a “Company Stock Option”), whether or not vested or exercisable, with a per share exercise price less than the Equity Award Cash Consideration, shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the sum of (x) the Per Share Cash Consideration plus (y) the value equal to the product of the Parent Stock Price multiplied by the Exchange Ratio (the sum of the amounts in clauses (x) and (y), the “Equity Award Cash Consideration”) over (2) the applicable per share exercise price of such Company Stock Option multiplied by (B) the total number of shares of Company Common Stock subject to such Company Stock Option;

(ii) each share of Company Common Stock outstanding that is subject to forfeiture risk under any Employee Plan (collectively, “Company Restricted Shares”) and that, pursuant to its terms as of the date of this Agreement, is vested or becomes vested as of the Effective Time shall be converted into the right to receive the Merger Consideration;

(iii) (A) each performance share unit and restricted stock unit outstanding under any Employee Plan (collectively, “Company Stock Units”) that, pursuant to its terms as of the date of this Agreement, is vested or becomes vested as of the Effective Time, and each performance-

based Company Stock Unit held by the individual listed on Section 2.05(iii)(A) of the Company Disclosure Schedule, shall be converted into the right to receive an amount in cash, without interest, equal to the product of (1) the Equity Award Cash Consideration multiplied by (2) the number of shares of Company Common Stock represented by such unit; and

(B) each Company Stock Unit that, pursuant to its terms as of the date of this Agreement, is not vested and will not become vested as of the Effective Time (other than any performance-based Company Stock Unit held by the individual listed on Section 2.05(iii)(A) of Company Disclosure Schedule), in the event that the Merger is consummated, shall convert at the Effective Time into a cash-settled restricted stock unit with the number of shares of Parent Common Stock underlying such cash-settled restricted stock unit equal to (1) the number of shares of Company Common Stock subject to such Company Stock Unit (as determined in accordance with the terms and conditions applicable thereto) immediately prior to the Effective Time multiplied by (2) the Equity Award Cash Consideration divided by the Parent Stock Price; provided, that each such cash-settled restricted stock unit shall be subject to the same terms and conditions (including service-based vesting) as applied to the corresponding Company Stock Units immediately prior to the Effective Time.

(b) During the 60-day period commencing on the date of this Agreement, Parent, in consultation with the Company, shall consider, after taking into account the terms and conditions of each applicable Company Stock Option, the appropriate treatment of each Company Stock Option, whether or not vested or exercisable, with a per share exercise price equal to or greater than the Equity Award Cash Consideration.

(c) Prior to the Effective Time, the Board of Directors of the Company (and/or the Compensation Committee of the Board of Directors of the Company) shall pass such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.05.

Section 2.06. Adjustments. Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01, if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this

Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.07. Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the Parent Stock Price by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

Section 2.08. Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or foreign Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under Applicable Law.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.10. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth in Exhibit A hereto and, as so amended, shall remain the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law.

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 4.01, Section 4.02, Section 4.05, Section 4.06, Section 4.26, Section 4.27 and Section 4.28, as disclosed in any publicly available Company SEC Document filed after December 31, 2011 and before the date of this Agreement or in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010 or in the Company’s proxy statement for the 2011 annual meeting of the Company’s stockholders or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent as of the date of this Agreement and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect on the Company. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b) At a meeting duly called and held, the Board of Directors of the Company unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby, (iii) directing that the approval and adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) recommending approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.03(b), Section 6.03(c), Section 6.03(d) and Section 6.03(e), the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03. Governmental Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or Filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) the state insurance department, department of health and other Filings and approvals that, in each case of this clause (iv), are listed on Section 4.03(a) of the Company Disclosure Schedule (the consents, approvals orders, authorizations, acknowledgements and Filings required under or in connection with this clause (iv), the “Required Governmental Authorizations”)

and (v) any other actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Section 4.03(b) of the Company Disclosure Schedule sets forth a true and complete list of each Regulated Subsidiary of the Company in existence as of the date of this Agreement and, for each such Regulated Subsidiary, its jurisdiction of incorporation or organization and each jurisdiction where it is licensed by the state department of insurance, state department of health or other applicable state agency.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any governmental licenses, authorizations, permits, consents (including consents required by Contract), approvals, variances, exemptions or orders affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 570,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”). As of August 17, 2012, there were outstanding (i) 133,851,107 shares of Company Common Stock (of which, an aggregate of 1,317,354 shares are Company Restricted Shares), (ii) no shares of Company Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 8,550,329 shares of Company Common Stock (of which, options to purchase an aggregate of 5,598,994 shares of Company Common Stock were exercisable) and (iv) 1,240,833 Company Stock Units. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company and no controlled Affiliate of the Company owns any shares of capital stock of the Company. Section 4.05 of the Company Disclosure Schedule sets forth a true and complete list, as of August 17, 2012, of (i) all outstanding Company Stock Options, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto, (ii) all outstanding Company Restricted Shares, including with respect to each such share the holder, date of grant and vesting schedule, and (iii) all outstanding Company Stock Units, including with respect to each such Company Stock Unit the holder, date of grant, vesting schedule and number of shares of Company Common Stock subject thereto.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since August 17, 2012 resulting from (x) the exercise of Company Stock Options outstanding on such date or issued after such date, (y) the vesting of Company Stock Units outstanding on such date or issued after such date and (z) the issuance of Company Stock Options, Company Restricted Shares and Company Stock Units after such date, in each case as permitted by Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests, in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.06 of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company as of the date of this Agreement and, for each such Subsidiary, its jurisdiction of incorporation or organization. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company as in effect on the date of this Agreement

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2010. No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b) As of its filing date, each report, schedule, form, statement, prospectus, registration statement and other document filed with or furnished to the SEC by the Company since January 1, 2010 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) filed prior to the date of this Agreement complied, and each Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the New York Stock Exchange (the “NYSE”), the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act prior to the date of this Agreement did not, and each Company SEC Document filed pursuant to the 1934 Act subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment or supplement became effective, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e) The Company is and since January 1, 2010, has been in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(f) The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(g) The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee since January 1, 2010.

(h) Since January 1, 2010, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete.

Section 4.08. Financial Statements and Financial Matters.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

(b) From January 1, 2010 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.09. Disclosure Documents. (a) At the time the proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(a) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Parent expressly for inclusion therein.

(b) None of the information furnished by the Company to Parent expressly for inclusion in the Registration Statement or any amendment or supplement thereto, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.10. Statutory Financial Statements. (a) Since January 1, 2010, each Regulated Subsidiary of the Company has filed all annual statements and quarterly statements required to be filed by it with any Governmental Authority (the “Company Statutory Filings”). The Company Statutory Filings and the respective statements of assets, liabilities, surplus and other funds, reserves and expenses and cash flows included or incorporated by reference therein (i) were prepared from the books and records of the applicable Regulated Subsidiary, (ii) fairly present in all material respects the statutory financial condition and results of operations of the applicable Regulated Subsidiary as of the date and for the periods then ended (subject to normal and recurring year- end adjustments in the case of any interim statements) and (iii) were prepared in all material respects in conformity with applicable statutory accounting principles (“SAP”) applied on a consistent basis (except as may be indicated in the notes thereto).

(b) The Company and its Subsidiaries have established and maintain a system of internal controls over statutory financial reporting (“statutory internal controls”). Such statutory internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s statutory financial statements for external purposes in accordance with SAP.

Section 4.11. Reserves. The loss reserves and other actuarial amounts of the Regulated Subsidiaries of the Company as of December 31, 2011 recorded in their respective Company Statutory Filings: (i) were determined in all material respects in accordance with ASOPs in effect on that date (except as may be indicated in the notes thereto), (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as may be indicated in the notes thereto) and (iii) include provisions for all actuarial reserves that are required to be established in accordance with Applicable Laws; provided, however, that, without diminishing or affecting the foregoing, it is acknowledged and agreed by Parent and Merger Subsidiary that the Company and its Representatives are not making any representation or warranty in this Agreement and nothing contained in this Agreement, including the Company Disclosure Schedule, or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of the Company or any of its Representatives in respect of the adequacy or sufficiency of the reserves of the Company or the Company’s Regulated Subsidiaries.

Section 4.12. Capital or Surplus Maintenance. As of the date of this Agreement, no Regulated Subsidiary of the Company is subject to any requirement to maintain capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under Applicable Laws, including insurance laws and regulations, of general application.

Section 4.13. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since the Company Balance Sheet Date, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.14. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances, that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date and (iii) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.15. Litigation. There is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of the foregoing Persons, before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order (including corrective action plans or other compliance-related programs) of any arbitrator or Governmental Authority outstanding against the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of the foregoing Persons that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.16. Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents (including consents required by Contract), approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries (the “Company Permits”). The Company and each of its Subsidiaries is and since January 1, 2010, has been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2010, no event has occurred that (i) gives to any Third Party any right of termination, cancellation, revocation or adverse modification (with or without notice or lapse of time or both) of any Company Permit or (ii) to the knowledge of the Company, would otherwise reasonably be expected to result in the termination, cancellation, revocation, adverse modification or non-renewal of any Company Permit, other than, in the case of clauses (i) and (ii), any such termination, revocation, cancellation, non-renewal or adverse modification that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.17. Compliance with Applicable Laws. (a) The Company and each of its Subsidiaries is and since January 1, 2010, has been in compliance with all Applicable Laws, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is and since January 1, 2010, has been no claim, action, suit, investigation or proceeding (including an audit or examination) pending or, to, the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries alleging any failure to comply with Applicable Law, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Without limiting the generality of Section 4.17(a), there is and since January 1, 2010, has been no claim, action, suit, investigation or proceeding (including an audit or examination) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries alleging any (i) risk-based capital deficiency or other failure to comply with applicable capital (or similar) requirements or (ii) violation of Applicable Law that would reasonably be expected to result in (A) an assessment or cease and desist order or (B) any current or prospective exclusion from any Government Sponsored Health Care Program or any aspect thereof, except for deficiencies or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2010, neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received written notice of any claim, action, suit, investigation or proceeding (including an audit or examination), pending or threatened against or affecting any Third Party service provider acting on behalf of the Company or any of its Subsidiaries alleging any violation of Applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Since January 1, 2010, the Company and each of its Subsidiaries has timely filed all Company Statutory Filings and all other material Filings (including Filings with respect to premium rates, rating plans, policy terms and other terms established or used by any Subsidiaries of the Company), together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, state insurance departments, state departments of health, other applicable state Medicaid authorities, and any other agencies with jurisdiction over the Health Care Programs and including Filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) (collectively, “Company Regulatory Filings”), except where the failure to make such filings or payments has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have adopted and implemented policies, procedures or programs designed to assure that their respective directors, officers, employees, agents, brokers, producers, contractors, vendors, field marketing organizations, Third Party marketing organizations and similar entities with which they do business are in compliance with all Applicable Laws.

(e) With respect to participation in Government Sponsored Health Care Programs, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Regulated Subsidiaries of the Company (i) meets the requirements for participation in, and receipt of payment from, the Government Sponsored Health Care Programs in which such Regulated Subsidiary currently participates and (ii) is a party to one or more valid agreements with the appropriate Governmental Authority, including CMS or applicable state entities.

(f) Since January 1, 2010, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries, any employee of the Company or any of its Subsidiaries, any officer or director of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any contractors or agents of the Company or any of its Subsidiaries, has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any Government Sponsored Health Care Program or subject to an investigation or proceeding by any Governmental Authority that could result in such suspension, exclusion or debarment.

(g) Since January 1, 2010, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director or executive officer of the Company or any of its Subsidiaries, (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program or (iv) has been or is a party to or subject to any action or proceeding concerning any of the matters described in the foregoing clauses (i) through (iii).

Section 4.18. Material Contracts. (a) Section 4.18(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):

(i) (A) the 34 largest Contracts of the Company and its Subsidiaries with Providers; (B) the 20 largest service vendor Contracts of the Company and its Subsidiaries; (C) the 20 largest customer Contracts of the Company and its Subsidiaries in each of the Company’s Commercial Risk and Commercial ASO lines of business; and (D) the 10 largest customer Contracts of the Company and its Subsidiaries in the Company’s Workers’ Compensation line of business; in each of (A) through (D) measured in terms of payments made or received (as applicable) by the Company and its Subsidiaries during the six months ending June 30, 2012;

(ii) (A) any Medicaid or Medicare Contract or any national Office of Personnel Management Contract with a Governmental Authority; and (B) any Contract currently in effect with Health Risk Partners, Inc. or Verisk Health, Inc.;

(iii) (A) the 15 largest Contracts of the Company and its Subsidiaries with brokers, measured in terms of payments made by the Company and its Subsidiaries during the six months ending June 30, 2012; and (B) any Contract pursuant to which the Company or any of its Subsidiaries acts as a broker for a Third Party and for which payments received by the Company and its Subsidiaries during the six months ending June 30, 2012, exceeded $1,000,000;

(iv) any Contract or policy for reinsurance with a Third Party involving payments in excess of $5,000,000 in any fiscal year;

(v) any Contract involving payments in excess of $10,000,000 in any fiscal year that (A) limits or purports to limit the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity or “most favored nation” obligations or restrictions or other provisions restricting or purporting to restrict the ability of the Company or any of its Subsidiaries to contract or establish prices for health care or other services, to sell products directly or indirectly through third parties or to solicit any potential employee, Provider or customer or that would so restrict or purport to restrict Parent, the Company or any of their respective Affiliates after the Effective Time; for each such Contract of which a true and complete copy has not been provided to Parent prior to the date of this Agreement, Section 4.18(a)(v) of the Company Disclosure Schedule also sets forth an accurate summary of the material terms of such limits, obligations, restrictions or other provisions;

(vi) any Contract reasonably expected to result in payments made or received by the Company and its Subsidiaries in excess of

$10,000,000 in any year and for which the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby would require any consent or other action by any Person (including notice by the Company) thereunder, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, thereunder, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation (including triggering of a price adjustment, right of renegotiation or other remedy) or the loss of any benefit to which the Company or any of its Subsidiaries is entitled thereunder;

(vii) promissory notes, loan agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in excess of $1,000,000 (it being understood that trade payables, ordinary course business funding mechanisms between the Company and its customers and Providers and guarantees of indebtedness by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries shall not be considered indebtedness for purposes of this provision);

(viii) any Contract restricting the payment of dividends or the making of distributions to stockholders or the repurchase of stock or other equity;

(ix)  any collective bargaining agreements;

(x) any material joint venture, profit sharing, partnership or other similar agreements;

(xi) other than with respect to any transactions involving investments in securities under the Company’s investment portfolio consistent with the Company’s historical investment policy, any Contracts or series of related Contracts relating to the pending acquisition or disposition of the securities of any Person, any business or any assets outside the ordinary course of business or for an acquisition price in excess of $5,000,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(xii) any lease or sublease for real or personal property involving annual expense in excess of $500,000;

(xiii) all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license or sublicense to, or covenant not to be sued under, any Intellectual Property (other than licenses to Software that is commercially available on non-discriminatory pricing terms) or (B) grants any license or sublicense to, or covenant not to be sued under, any Intellectual Property (other than immaterial, non-exclusive licenses granted in the ordinary course of business);

(xiv) any Contracts or other transactions with any (A) officer or director of the Company or any of its Subsidiaries; (B) record or beneficial owner of five percent or more of the voting securities of the Company; or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such officer, director or beneficial owner; and

(xv) any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K promulgated under the 1933 Act.

(b) All of the Company Material Contracts are valid and binding and in full force and effect (except those that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and prior to the date of this Agreement no notice to terminate, in whole or part, any of the same has been served (nor, to the knowledge of the Company, has there been any indication that any such notice of termination will be served). To the knowledge of the Company, no Person is challenging the validity or enforceability of any Company Material Contract, except such challenges which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Section 4.18(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each executory contract, offer, bid or other undertaking by the Company or any of its Subsidiaries that, if accepted or executed and delivered by the applicable Third Party would constitute a Company Material Contract.

Section 4.19. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (including extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP or SAP, as applicable, an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP or SAP, as applicable, an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c) (i) All federal income Tax Returns of the affiliated group of which the Company is the common parent through the Tax year ended December 31, 2006 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax.

(d) There is no claim, action, suit, proceeding or investigation (including an audit) pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e) There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any Subsidiary and any Taxing Authority.

(f) During the two-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) There are no Liens for Taxes (other than statutory liens for taxes not yet due and payable or being contested in good faith, for which adequate accruals or reserves have been established on the Company Balance Sheet) upon any of the assets of the Company or any of its Subsidiaries.

(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i) (i) Since January 1, 2006, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement; (iii) as of the date of this Agreement, to the knowledge of the Company, (A) no amount of the type described in clause (ii) of the definition of “Tax” is currently payable by either the Company or any Subsidiary, regardless of whether such Tax is imposed on the Company or any Subsidiary and (B) no amount relating to amounts set forth in clause (i) of the definition of “Tax” is currently payable by the Company or any Subsidiary pursuant to any Tax Sharing Agreement; and (iv) neither the Company nor any of its Subsidiaries has entered into any written agreement with any Taxing Authority with regard to the Tax liability of the Company or any Subsidiary affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(j) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined, unitary or other Tax filing group by reason of the application of Treas. Reg. § 1.1502-6 (or any similar provision of any Tax Law of any applicable jurisdiction). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements (other than (x) agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters, (y) financing agreements that do not have as a principal purpose addressing Tax matters and (z) leases) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

(k) Notwithstanding any other provision, Section 4.08, Section 4.10, this Section 4.19, and Section 4.20 contain the sole and exclusive representations and warranties of the Company in this Agreement regarding Tax matters, liabilities or obligations or compliance with Laws relating thereto.

Section 4.20. Employees and Employee Benefit Plans. (a) Section 4.20 of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Employee Plan and each Employee Plan that is subject to ERISA. For each material Employee Plan and each Employee Plan that is subject to ERISA, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such Employee Plan, (vi) all documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority during the past year and(vii)  all current employee handbooks, manuals and policies.

(b) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each trust created under any such Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company,

since January 1, 2010, each Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Employee Plan before any court or arbitrator or any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC. To the knowledge of the Company, since January 1, 2010, no events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) Except as set forth in Section 4.20(e) of the Company Disclosure Schedule, with respect to each director, officer, employee or independent contractor (including each former director, officer, employee or independent contractor) of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent, to merge, amend or terminate any Employee Plan.

(f) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).

(g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date, except as required in order to comply with Applicable Law.

(h) No Employee Plan or other compensation benefit or arrangement, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries for any tax incurred by such individual, including under Section 409A or 4999 of the Code.

(i) Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code in all material respects.

(j) With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.

Section 4.21. Labor Matters. (a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are and since January 1, 2010, have been in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b) Neither the Company nor any of its Subsidiaries is or since January 1, 2010, has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Company’s knowledge, there has not been any organizational campaign, card solicitation, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any director, officer, employee or individual independent contractor of the Company of any of its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.

(c) No employee of the Company or any of its Subsidiaries is employed by the Company or any of its Subsidiaries outside of the United States.

Section 4.22. Intellectual Property. (a) Section 4.22(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement that is true and correct in all material respects of (i) all registrations (including patents and domain name registrations) and applications for registration included in the Owned Intellectual Property (the “Registered IP”) and (ii) all Software included in the Owned Intellectual Property (the “Owned Software”), in each case that is material to the business of the Company and its Subsidiaries. None of the Registered IP has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of the Company, all Registered IP is valid, enforceable and subsisting, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and its Subsidiaries are the sole and exclusive owners of all material Owned Intellectual Property and hold all of their right, title and interest in and to all material Company Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by the Company or one of its Subsidiaries in the ordinary course of business). The Company Intellectual Property constitutes all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted in all material respects. There exist no material restrictions on the disclosure, use, license or transfer of any material Owned Intellectual Property, and the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of their material Trade Secrets and Software. The consummation of the transactions contemplated by this Agreement will not result in the loss, impairment, encumbrance or alteration of the Company’s and its Subsidiaries’ rights in the Company Intellectual Property, except for any loss, impairment, encumbrance or alteration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party in any material respect. There is no material claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the

Company or any of its Subsidiaries (i) alleging that the Company or any of its Subsidiaries, or the conduct of their respective businesses, has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Company Intellectual Property. To the knowledge of the Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any Company Intellectual Property in any material respect.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have provided reasonable notice of their privacy and personal data collection and use policies on their websites and other customer and public communications and complied with such policies and all Applicable Law relating to (A) the privacy of the users of the Company’s and its Subsidiaries’ respective services and websites and (B) the collection, use, storage and disclosure of any personal information (including personal health information) collected or stored by the Company or any of its Subsidiaries; (ii) neither this Agreement nor the consummation of the transactions contemplated hereby will violate any such policy or Applicable Law; and (iii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of such policies or Applicable Law.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted; and (ii) the Company and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures.

Section 4.23. Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property of the Company or any of its Subsidiaries, free and clear of all Liens, except for Liens disclosed on the Company Balance Sheet, (ii) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and binding and in full force and effect and (iii) neither the Company nor any of its

Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, any Lease and neither the Company nor any of its Subsidiaries has received notice that it has violated or defaulted under any Lease.

Section 4.24. Environmental Matters. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no claim, action, suit, proceeding or investigation (including a review) is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law, Environmental Permit or Hazardous Substance;

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

(b) Neither the Company nor any of its Subsidiaries owns, leases or operates any real property, or conducts any operations, in New Jersey or Connecticut.

Section 4.25. Insurance. (a) The Company has made available to Parent, prior to the date of this Agreement, summaries of all material insurance policies and fidelity bonds for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries (the “ Insurance Policies”). The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, are adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Insurance Policies (i) are sufficient for compliance by the

Company and its Subsidiaries with all Company Material Contracts and (ii) will not terminate or lapse by their terms by reason of the consummation of the transactions contemplated by this Agreement. Section 4.25 of the Company Disclosure Schedule sets forth the amount per annum the Company paid in its last full fiscal year ending prior to the date of this Agreement for the Company’s existing directors’ and officers’ insurance policies.

Section 4.26. Antitakeover Statutes. Assuming the representation and warranty set forth in Section 5.19 is true and correct, the Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the Delaware Law, and, accordingly, neither such Section 203 nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.27. Opinion of Financial Advisor. The Company has received the opinion of Greenhill & Co., LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

Section 4.28. Finders’ Fees. Except for Greenhill & Co., LLC, a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 5.01, Section 5.02, Section 5.05 or Section 5.17, as disclosed in any publicly available Parent SEC Document filed after December 31, 2011 and before the date of this Agreement or in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2010 or in Parent’s proxy statement for the 2011 annual meeting of Parent’s stockholders or (ii) as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company as of the date of this Agreement and as of the Closing Date that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Each of Parent and Merger Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of each of Parent and Merger Subsidiary as in effect on the date of this Agreement. Since the date of its formation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly executed by Parent and Merger Subsidiary constitutes a valid and binding agreement of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) the Required Governmental Authorizations and (v) any other actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of 2,996,654,333 shares, par value $0.01 per share, of which (x) 2,600,159,551 shares are designated shares of Parent Common Stock as of the date of this Agreement and 2,600,159,551 shares (less any shares purchased by, redeemed by, surrendered to or otherwise acquired by Parent after the date of this Agreement and prior to the Closing Date, which shares will become undesignated) will be designated shares of Parent Common Stock as of the Closing Date and (y) 7,625,000 shares are designated Class A Voting Preferred Shares. As of August 16, 2012, there were outstanding (i) 334,273,182 shares of Parent Common Stock, (ii) no Class A Voting Preferred Shares and (iii) employee stock options to purchase an aggregate of 6,904,380 shares of Parent Common Stock (all of which options were exercisable). All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.

(b) The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive right.

Section 5.06. Subsidiaries. (a) Each Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All material Subsidiaries of Parent and their respective jurisdictions of organization are identified in the Parent 10-K.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its

Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Subsidiary Securities.

Section 5.07. SEC Filings. (a) Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2010.

(b) As of its filing date, each report, schedule, form, statement, prospectus, registration statement and other document filed with or furnished to the SEC by Parent since January 1, 2010 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”) filed prior to the date of this Agreement complied, and each Parent SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the NYSE, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act prior to the date of this Agreement did not, and each Parent SEC Document filed pursuant to the 1934 Act subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment or supplement became effective, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e) Parent is and since January 1, 2010, has been in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(f) Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(g) Parent and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date of this Agreement any disclosure of the type described in the preceding sentence made by management to Parent’s auditors and audit committee since January 1, 2010.

(h) Since January 1, 2010, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09. Disclosure Documents. (a) At the time the registration statement of Parent to be filed with the SEC with respect to the offering of Parent Common Stock in connection with the Merger (the “Registration Statement ”) or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(a) will not apply to statements or omissions included in the Registration Statement based upon information furnished to Parent by the Company expressly for inclusion therein.

(b) None of the information furnished by Parent to the Company expressly for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.10. Reserves. The loss reserves and other actuarial amounts of the Regulated Subsidiaries of Parent as of December 31, 2011 recorded in their respective annual statements required to be filed with any Governmental Authority: (i) were determined in all material respects in accordance with ASOPs in effect on that date (except as may be indicated in the notes thereto), (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as may be indicated in the notes thereto) and (iii) include provisions for all actuarial reserves that are required to be established in accordance with Applicable Laws; provided, however, that, without diminishing or affecting the foregoing, it is acknowledged and agreed by the Company that Parent and its Representatives are not making any representation or warranty in this Agreement and nothing contained in this Agreement, including the Parent Disclosure Schedule, or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of Parent or any of its Representatives in respect of the adequacy or sufficiency of the reserves of Parent or Parent’s Regulated Subsidiaries.

Section 5.11. Absence of Certain Changes. Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date and (iii) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.13. Litigation. There is no claim, action, suit, investigation or proceeding pending, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of the foregoing before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) any arbitrator or any Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of the foregoing Persons that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.14. Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries hold all governmental licenses, authorizations, permits, consents (including consents required by Contract), approvals, variances, exemptions and orders necessary for the operation of the businesses of Parent and its Subsidiaries (the “Parent Permits”). Parent and each of its Subsidiaries is and since January 1, 2010, has been in compliance with the terms of the Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since January 1, 2010, no event has occurred that (i) gives to any Third Party any right of termination, cancellation, revocation or adverse modification (with or without notice or lapse of time or both) of any

Parent Permit or (ii) to the knowledge of Parent, would otherwise reasonably be expected to result in the termination, cancellation, revocation, adverse modification or non-renewal of any Parent Permit, other than, in the case of clauses (i) and (ii), any such termination, revocation, cancellation, non-renewal or adverse modification that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.15. Compliance with Applicable Laws. Parent and each of its Subsidiaries is and since January 1, 2010, has been in compliance with all Applicable Laws, except for failures to comply that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. There is and since January 1, 2010, has been no claim, action, suit, investigation or proceeding (including an audit or examination) pending or, to, the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries alleging any failure to comply with Applicable Law, except for failures to comply that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

Section 5.16. Opinion Of Financial Advisor. The Board of Directors of Parent has received separate opinions of each of Goldman Sachs & Co. and UBS Securities LLC to the effect that, as of the date of this Agreement and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 5.17. Finders’ Fees. Except for Goldman Sachs & Co. and UBS Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.18. Financing. (a) Parent has delivered to the Company a complete and correct copy of a fully executed commitment letter from the financial institution(s) named therein (including all exhibits, schedules, and annexes to such letters as and to the extent delivered to the Company on or prior to the date of this Agreement, the “Debt Commitment Letter”), pursuant to which such financial institutions (including any financial institutions providing Alternative Financing or Replacement Debt Financing, the “Financing Sources”) have committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the Transactions. The Debt Commitment Letter and any other debt commitment letter (including any replacement of the Debt Commitment Letter in connection with any Alternative Financing or Replacement Debt Financing) executed in accordance with Section 7.06, as replaced, amended, supplemented, modified or waived in accordance with Section 7.06, including all exhibits, schedules, and annexes to such letters, are hereinafter referred to together as the “Debt Commitment Letters.” The financing contemplated pursuant to the Debt Commitment Letters is hereinafter referred to as the “Debt Financing.”

(b) As of the date of this Agreement, the Debt Commitment Letters are in full force and effect and are legal, valid and binding obligations of Parent, and to the knowledge of Parent, the other parties thereto, and enforceable in accordance with their respective terms against Parent, and to the knowledge of Parent, each of the other parties thereto. All commitment fees required to be paid under the Debt Commitment Letters have been paid in full or will be duly paid in full as and when due, and Parent and Merger Subsidiary have otherwise satisfied all of the other items and conditions required to be satisfied by them pursuant to the terms of the Debt Commitment Letters on or prior to the date of this Agreement. None of the Debt Commitment Letters have been amended, modified or terminated on or prior to the date of this Agreement, no such amendment, modification or termination is contemplated as of the date of this Agreement and no Debt Commitment Letter will be amended or modified except as consistent with Section 7.06. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default by Parent or Merger Subsidiary under any Debt Commitment Letter. Neither Parent nor Merger Subsidiary is, as of the date of this Agreement, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Debt Commitment Letter inaccurate (assuming the accuracy of the Company’s representations and warranties), in any material respect or that would cause the commitments provided in the Debt Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met. The consummation of the Debt Financing is subject to no conditions precedent other than those expressly set forth in the copies of the Debt Commitment Letters delivered to the Company, and there are no contingencies that would permit the Financing Sources to reduce the total amount of the Debt Financing other than those expressly set forth in the copies of the Debt Commitment Letters delivered to the Company. Except for fee letters relating to fees with respect to the Debt Financing (redacted copies of which, removing only fee amounts, market “flex” provisions and certain other terms (none of which concern or would adversely affect the amounts, availability, timing or conditionality of the Debt Financing), have been provided to the Company), there are no side letters or other agreements, contracts or arrangements related to the funding of the Debt Financing, other than as expressly set forth in the Debt Commitment Letters delivered to the Company prior to the date of this Agreement. As of the date of this Agreement, assuming no breach by the Company of its representations and warranties under this Agreement (and cooperation and assistance by the Company as provided in this Agreement) and no breach or default by the Company of its obligations under this Agreement in either case such that the condition set forth in Section 9.02(a) or Section 9.02(b)

would fail to be satisfied, and based upon facts and events known by Parent as of the date of this Agreement, neither Parent nor Merger Sub have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or the Debt Financing will not be consummated as contemplated in the Debt Commitment Letters on or prior to the Closing Date. The aggregate proceeds of the Debt Financing, together with cash or cash equivalents held by Parent and the other sources of funds referenced in the copies of the Debt Commitment Letters delivered to the Company, as of the Effective Time, will be sufficient to enable them to pay in cash all amounts required to be paid by them in cash in connection with the Transactions, including the Merger Consideration (and the treatment of Company Stock Options, Company Restricted Shares and Company Stock Units pursuant to Section 2.05(a)) and all payments, fees and expenses payable by them related to or arising out of the consummation of the transactions contemplated by this Agreement.

Section 5.19. No Ownership of Company Common Stock. To the knowledge of Parent, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

ARTICLE 6
COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as otherwise required or expressly contemplated by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all Applicable Laws and all Company Permits and use its commercially reasonable efforts to preserve intact its business organization and relationships with customers, suppliers, licensors, licensees, distributors and other Third Parties and keep available the services of its present officers and employees; provided, however, that no action or failure to take action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.01(a) through (p) shall constitute a breach under this paragraph unless such action or failure to take action would constitute a breach of such provision of Section 6.01(a) through (p), as applicable. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to Section 6.01(a), Section 6.01(c) or Section 6.01(d))), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) adopt or propose any change to its certificate of incorporation or bylaws or other organizational documents (whether by merger, consolidation or otherwise);

(b) (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions of assets or property (other than, for the avoidance of doubt, interests in any corporation, partnership, other business organization or any division thereof or securities) in the ordinary course of business consistent with past practice in an amount not to exceed $20,000,000 in the aggregate for all such acquisitions, (B) acquisitions of, securities under the Company’s investment portfolio consistent with the Company’s historical investment policy and (C) transactions (1) solely among the Company and one or more of its Subsidiaries where the Company is the acquiring party or (2) solely among the Company’s Subsidiaries, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(c) (i) split, combine or reclassify any shares of its capital stock, (ii) amend any term or alter any rights of any of its outstanding equity securities, (iii) in the case of the Company only, declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than regular cash dividends in the ordinary course of business consistent with past practice in an amount not to exceed $0.125 per share of Company Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Company Common Stock), (iv) in the case of Subsidiaries of the Company only, fail to declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities in the ordinary course of business consistent with past practice or (v) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any Subsidiary of the Company, other than repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Options or in connection with the vesting or settlement of shares of Company Restricted Shares or other equity and equity-linked awards (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case outstanding as of the date of this Agreement or awarded after the date of this Agreement to the extent permitted by this Agreement in the ordinary course of business consistent with past practice;

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (i) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or the vesting of Company Stock Units, that, in each case, are outstanding on the date of this Agreement in accordance with the present terms of such options and units or are issued after the date of this Agreement as permitted by the following clauses (iii) or (iv), (ii) with respect to capital stock or securities of any Subsidiary of the Company, in connection with contribution-in-kind transactions solely among the Company and one or more of its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, (iii) Company Stock Units (each an “Interim Period Stock Unit”) with an aggregate fair market value equal to (A) $51,000,000 for annual Interim Period Stock Unit grants to be made in the ordinary course of business consistent with past practice, including with respect to timing of such annual Interim Period Stock Unit grants (and including, for the avoidance of doubt, the fair market value of any Company Stock Unit or other equity-based award required to be granted by the Company pursuant to any Employee Plan) and (B) $7,000,000 for Interim Period Stock Unit grants to be made to new hires in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, the fair market value of any Company Stock Unit or other equity-based award required to be granted by the Company pursuant to any Employee Plan), each of which shall, by its terms, become vested and be administered in accordance with the terms and conditions of such Interim Period Stock Unit, provided that the terms and conditions of each Interim Period Stock Unit shall include the following provisions: (x) such Interim Period Stock Unit shall vest in 25% increments per year, (y) the vesting of such Interim Period Stock Unit shall not accelerate in connection with the approval or consummation of the transactions contemplated by this Agreement and (z) in the event that the Merger is consummated, as of the Effective Time, such Interim Period Stock Unit shall convert into a cash-settled restricted stock unit, with the number of shares of Parent Common Stock underlying such restricted stock unit equal to the product of (A) the number of shares of Company Common Stock represented by such Interim Period Stock Unit multiplied by (B) the Equity Award Cash Consideration divided by the Parent Stock Price, shall not be credited with dividend equivalents and shall vest and settle on the earlier to occur of (1) the vesting date of such Interim Period Stock Unit, subject to the applicable holder’s continued employment through such vesting date, and (2) the date the holder experiences an involuntary termination of employment without cause or such other termination of employment that would give rise to the payment of severance benefits under an arrangement applicable to the holder and (iv) grants to directors in the ordinary course of business consistent with past practice, provided that the Company shall not permit directors to elect to be granted Company Stock Options;

(e) incur any capital expenditures or any obligations or liabilities in connection therewith in excess of (i) for fiscal year 2012, $20,000,000 individually or $100,000,000 in the aggregate (including all capital expenditures or obligations or liabilities in connection therewith made prior to the date of this Agreement for fiscal year 2012), (ii) for fiscal year 2013, $20,000,000 individually or $110,000,000 in the aggregate or (iii) for fiscal year 2014, $20,000,000 individually or $110,000,000 in the aggregate; provided that the Company and its Subsidiaries shall not, during any consecutive six-month period falling completely in fiscal year 2012, 2013 or 2014, incur any capital expenditures or any obligations or liabilities in connection therewith, in excess of 75% of the aggregate limit for such fiscal year as set forth in the foregoing clauses (i) through (iii);

(f) sell, lease, license or otherwise dispose of any Subsidiary or any division thereof or of the Company or any assets, securities or property, other than (i) pursuant to existing contracts or commitments disclosed on Section 6.01(f) of the Company Disclosure Schedule, (ii) in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $20,000,000 in the aggregate, (iii) dispositions of securities under the Company’s investment portfolio consistent with the Company’s historical investment policy or (iv) transactions (A) where the Company is the disposing party, among the Company and one or more of its wholly owned Subsidiaries in the ordinary course of business consistent with past practice or (B) where a Subsidiary of the Company is the disposing party, among the Company and one or more of its Subsidiaries or among the Company’s Subsidiaries;

(g) (i) make any material loans, advances or capital contributions to any other Person, other than loans, advances or capital contributions (A) by the Company to any wholly owned Subsidiary in the ordinary course of business consistent with past practice or (B) by any Subsidiary of the Company to the Company or to any other Subsidiary of the Company, or (ii) incur, assume, guarantee or repurchase any indebtedness for borrowed money, other than (A) in the ordinary course of business consistent with past practice in an amount not to exceed $25,000,000 in the aggregate (provided that all such indebtedness for borrowed money must be prepayable at any time by the Company without penalty) or (B) transactions permitted by the foregoing clause (i);

(h) create or incur any Lien (except for a Permitted Lien) on any material asset;

(i) (i) enter into any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract), other than in the ordinary course of business consistent with past practices (except that no Company Material Contract pursuant to clause (v) of Section 4.18(a) shall be entered into), or (ii) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practices;

(j) terminate, suspend, abrogate, amend or modify in any material respect any material Company Permit;

(k) except as required by Applicable Law or Employee Plans or other contracts as in effect on the date hereof, (i) grant any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees (including former directors, officers or employees) other than (A) as required pursuant to Employee Plans existing as of the date of this Agreement or (B) in the ordinary course of business consistent with past practice for terminated employees in exchange for a general release of claims or other customary covenants, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees (including former directors, officers or employees); provided that the Company may provide new hires with offer letters in the ordinary course of business consistent with past practice, (iv) establish, adopt or amend any Employee Plan or labor agreement, other than (A) as required by Applicable Law or (B) in the ordinary course of business consistent with past practice, or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, officers or employees (including former directors, officers or employees), other than increases in base compensation and bonus to directors and employees who are not considered to be executive officers (as defined in the 1934 Act) in the ordinary course of business consistent with past practice (it being understood that the amount of bonus actually paid may be higher or lower than prior years based on actual performance and such payment shall not be considered an increase) and increases in employee welfare benefits in the ordinary course of business consistent with past practice for employees generally);

(l) make any material change in any method of financial or statutory accounting or financial or statutory accounting principles or practice, except for any such change required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a concurrent change in GAAP, SAP or Regulation S-X under the 1934 Act, as approved by its independent public accountants;

(m) make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, in each case with respect to the Company or any of its “significant subsidiaries” (as defined in Rule 102(w) of Regulation S-X promulgated pursuant to the 1934 Act), except, to the extent applicable, for any such changes required by reason of a concurrent change in GAAP, SAP or Regulation S-X under the 1934 Act, as approved by its independent public accountants (as to accounting matters);

(n) settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation or proceeding (including any litigation, arbitration or dispute, including disputes with Providers) involving or against the Company or any of its Subsidiaries, other than settlements or compromises (i) involving only monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $2,000,000 individually or $15,000,000 in the aggregate or (ii) for the avoidance of doubt, relating to Taxes;

(o) sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any Company Intellectual Property, other than in the ordinary course of business (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets; or

(p)  agree, commit or propose to do any of the foregoing.

Section 6.02. Stockholder Meeting. (a) The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Company Proxy Statement or that the Company may commence mailing the Company Proxy Statement for the purpose of voting on the approval and adoption of this Agreement and shall comply with all legal requirements applicable to such meeting; provided, however, that the Company shall be permitted to adjourn, delay or postpone convening the Company Stockholder Meeting (i) with the consent of Parent, (ii) for the absence of a quorum or (iii) once for a period not to exceed thirty calendar days to solicit additional proxies for the approval and adoption of this Agreement; provided further, however, that in the case of any such adjournment, delay or postponement, the Company shall cause the Company Stockholder Meeting to be duly called and held as promptly as reasonably practicable after the originally scheduled time.

(b) Subject to Section 6.03(b), Section 6.03(c), Section 6.03(d) and Section 6.03(e), the Board of Directors of the Company shall (i) include in the Proxy Statement the Company Board Recommendation and (ii) use its reasonable best efforts to obtain the Company Stockholder Approval.

Section 6.03. No Solicitation; Other Offers. (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this

Agreement in accordance with its terms, subject to Section 6.03(b), Section 6.03(c) and Section 6.03(e), the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors, intermediaries and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 6.03 (such as answering unsolicited phone calls) shall not be deemed to “facilitate” for purposes of this Section 6.03(a)) or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or (iii) (A) withdraw (or modify in a manner adverse to Parent) the Company Board Recommendation (it being understood that failure to issue a press release that reaffirms the Company Board Recommendation within five Business Days of the date any Acquisition Proposal or any material modification thereto is publicly disclosed shall be considered an adverse modification), (B) fail to include the Company Board Recommendation in the Company Proxy Statement or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the Delaware Law. Without limiting the generality of the foregoing, it is agreed that any violation of the restrictions on the Company set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company (it being understood and agreed that any such violation shall be determined as if such Representative is bound by the terms of this Section 6.03(a)).

(b) Notwithstanding the foregoing, at any time prior to the approval and adoption of this Agreement by the Company’s stockholders (and in no event after the approval and adoption of this Agreement by the Company’s stockholders), the Board of Directors of the Company, directly or indirectly through its Representatives may (x) contact any Third Party that has made after the date of this Agreement an unsolicited bona fide written Acquisition Proposal in order to ascertain facts or clarify terms for the sole purpose of the Board of Directors of the Company informing itself about such Acquisition Proposal and such Third Party and (y) subject to compliance with this Section 6.03(b), Section 6.03(c) and Section 6.03(e), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide written Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, is reasonably likely to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party and its Representatives and financing sources nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (which confidentiality agreement shall not include any provision requiring exclusive negotiations with such Third Party) with confidentiality terms no less favorable to the Company than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to Parent for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, promptly (but no later than one Business Day) after or substantially concurrently with the time it is provided or made available to such Third Party) and (iii) following receipt of a Superior Proposal after the date of this Agreement, (1) make an Adverse Recommendation Change and/or (2) terminate this Agreement to enter into a definitive agreement providing for such Superior Proposal (provided that the Company may not terminate this Agreement pursuant to the foregoing clause (2), and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee in accordance with Section 10.03(d)), but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith after consultation with outside legal counsel to the Company, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e -2(a) under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03, provided that (subject to the following sentence) any such action taken or statement made that involves or relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action; or (y) making any required disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law, provided that any Adverse Recommendation Change involving or relating to an Acquisition Proposal may only be made in accordance with the provisions of Section 6.03(b), Section 6.03(c) and Section 6.03(e) . For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act shall not be an Adverse Recommendation Change.

(c) In addition to the requirements set forth in Section 6.03(b), the Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.03(b) unless the Company shall have first delivered to Parent written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent, on a current basis, after taking such action of the status and material terms of any discussions and negotiations with the applicable Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request (including any material changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the approval and adoption of this Agreement by the Company’s stockholders (and in no event after the approval and adoption of this Agreement by the Company’s stockholders), the Board of Directors of the Company may effect an Adverse Recommendation Change involving or relating to an Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (x) the Company shall (A) promptly notify Parent in writing of its intention to take such action and (B) negotiate in good faith with Parent for two Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent and (y) the Board of Directors of the Company shall not effect any Adverse Recommendation Change involving or relating to an Intervening Event unless, after the two Business Day period described in the foregoing clause (B), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law.

(e) Without limiting or affecting Section 6.03(a), Section 6.03(b) or Section 6.03(c), the Board of Directors of the Company shall not make an

Adverse Recommendation Change involving or relating to a Superior Proposal or terminate this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal unless (i) the Company promptly notifies Parent, in writing at least five calendar days before taking such action, that it intends to take such action, which notice attaches the most current version of any proposed agreement or a detailed summary of all material terms of such Superior Proposal and the identity of the offeror, (ii) if requested by Parent, during such five calendar day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Superior Proposal and (iii) after such five calendar day period, the Board of Directors of the Company determines in good faith, taking into account any proposal by Parent to amend the terms of this Agreement, that such Acquisition Proposal continues to constitute a Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 6.03(e) shall be required and a new notice period under clause (i) of this Section 6.03(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.03(e) anew, except that such new notice period shall be for three Business Days (as opposed to five calendar days)). After delivery of such written notice pursuant to the immediately preceding sentence, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Superior Proposal).

(f) “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) on terms that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal that the Board of Directors of the Company considers to be appropriate (including the expected timing and likelihood of consummation, any governmental or other approval requirements, break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that if consummated, is more favorable to the Company’s stockholders from a financial point of view (taking into account, among other items, the tax attributes of such transaction) than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Acquisition Proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed in a manner comparable to Parent’s and Merger Subsidiary’s financing

(or which is reasonably determined to be available by the Board of Directors of the Company).

(g) “Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable to the Board of Directors or executive officers of the Company as of or prior to the date of this Agreement and (ii)  does not relate to or involve an Acquisition Proposal.

(h) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. During the term of this Agreement, except in connection with the termination of this Agreement to enter into a Superior Proposal in accordance with Section 6.03(b), the Company shall not take any actions to exempt any Person other than Parent and Merger Subsidiary from any antitakeover provision in the Company’s Amended and Restated Certificate of Incorporation, or make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

(i) Notwithstanding (i) any Adverse Recommendation Change, (ii) the making of any Acquisition Proposal (whether or not publicly) or (iii) anything in this Agreement to the contrary, until termination of this Agreement in accordance with its terms (x) in no event may the Company or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal, (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any Acquisition Proposal or
(C) seek any third-party consents in connection with the transactions contemplated by any Acquisition Proposal and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement.

Section 6.04. Access to Information; Confidentiality. From the date of this Agreement until the Effective Time, upon reasonable notice and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its offices, properties, books, Contracts and records, (ii) furnish as promptly as reasonably practicable to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, in each case unless furnishing such information would constitute a violation of Applicable Law or of any confidentiality obligations of the Company or its Subsidiaries pursuant to contracts; provided that the Company and its Subsidiaries shall use commercially reasonable efforts to cause the beneficiaries of any such confidentiality obligations to provide any consent necessary to permit the Company and its Subsidiaries to furnish such information, and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent in its investigation; provided, however, that (1) the Company shall not be required to afford such access if it would unreasonably disrupt its operations or those of any of its Subsidiaries or would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any Applicable Law and (2) Parent shall not have access to individual performance or evaluation records, medical histories or other information that in the reasonable opinion of the Company is sensitive or the disclosure of which could reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability or information that is subject to attorney-client privilege or other privilege. All such access shall be subject to reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to unreasonably interfere with the conduct of the business of the Company or damage any property or any portion thereof. All information furnished pursuant to this Section shall be subject to the confidentiality agreement, dated as of April 26, 2012, between Parent and the Company (the “ Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by the Company pursuant to this Agreement.

Section 6.05. Tax Matters. (a) From the date of this Agreement until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall (i) make or change any Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any method of tax accounting; (iv) enter into any closing agreement with respect to Taxes; (v) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment (other than (A) with respect to the claims and assessments set forth in Section 6.05 of the Company Disclosure Schedule, any extension or waiver of the limitations period for a period not to exceed six months and (B) with respect to other claims and assessments, any extension or waiver of the limitations period for a period not to exceed 12 months); (vi) file any amended Tax Returns or claims for Tax refunds; (vii) settle or surrender any material Tax claim, audit or assessment (A) with respect to the claims, audits, or assessments set forth in Section 6.05 of the Company Disclosure Schedule, for an amount materially in excess of amounts reserved, and (B) with respect to any other claims, audits, or assessments, for an amount in excess of $1,000,000, individually; or (viii) surrender any right to claim a Tax refund, or offset or other reduction in Tax liability, in each case, in lieu of a Tax refund, if the amount of the Tax refund, offset or other reduction in Tax liability so surrendered exceeds $1,000,000; except (x) with respect to each of clauses (i) through (viii), as may be required by Applicable Law or as set forth in Section 6.05 of the Company Disclosure Schedule or (y) with respect to each of clauses (i) through (vi), as would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Company that is material.

(b) Notwithstanding anything in this Agreement to the contrary, this Section 6.05 contains the sole and exclusive covenants in this Agreement of the Company regarding Tax matters.

Section 6.06. Financing Assistance. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, at the sole expense of Parent, use its and their commercially reasonable efforts to provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of any financing to be consummated in connection with the Merger and the other transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries) . Without limiting the generality of the foregoing sentence, prior to the Closing, the Company shall, and shall cause its Subsidiaries to, at the sole expense of Parent, use its and their commercially reasonable efforts to: (i) as promptly as reasonably practicable providing information (financial or otherwise) relating to Company to the Persons providing the financing (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent and the Company customary or reasonably necessary for the completion of such financing) to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the financing, (ii) cooperate with the marketing efforts of Parent and its financing sources, including participating in reasonable number of meetings, due diligence sessions and road shows, at times and at locations reasonably acceptable to the Company, (iii) reasonably assist in preparing customary offering memoranda, rating agency presentations, lender presentations, financial statements (including pro forma financial statements, all of which unaudited financial statements shall have been reviewed by the Company’s independent accountants as provided in Statement on Accounting Standards No. 100), private placement memoranda, prospectuses and other similar documents, including delivery of (A) audited consolidated balance sheets and related audited statements of operations, stockholders’ equity and cash flows of the Company for each of the three fiscal years most recently ended at least 90 days prior to the Closing Date (and audit reports for such financial statements shall not be subject to any “going concern” qualifications) and (B) unaudited consolidated balance sheets and related unaudited statements of operations, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 60 days prior to the Closing Date, (iv) make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, documents and information relating to the Company and its Subsidiaries, in each case, as may be reasonably requested by Parent, (v) obtain any necessary consents from auditors in connection with any filings with the SEC; provided that until the Closing occurs, the Company shall (A) have no liability or any obligation under any agreement or document related to the financing or (B) not be required to incur any other liability in connection with the financing unless simultaneously reimbursed or reasonably satisfactorily indemnified by Parent, (vi) obtain customary legal opinions, financing accountants’ comfort letters and consents of accountants for use of their reports in any materials relating to the financing and in connection with any filings required to be made by Parent pursuant to the 1933 Act or the 1934 Act (including the Registration Statement), (vii) subject to customary confidentiality provisions, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and (viii) obtain customary payoff letters and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of the Credit Agreement. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06 (without duplication of any reimbursement pursuant to the preceding sentence). Parent and Merger Subsidiary shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with any financing or other securities offering of Parent and/or its Subsidiaries or any assistance or activities provided in connection therewith.

Section 6.07. Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation (including derivative claims) against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall give due consideration to Parent’s advice with respect to such stockholder litigation. Further, the Company shall not settle any litigation commenced on or after the date of this Agreement against it or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger or any other transaction contemplated hereby or otherwise, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed)

Section 6.08. Transition. (a) In order to facilitate the integration and the operations of the Company and Parent and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis after the Effective Time, and in an effort to accelerate to the earliest time possible after the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized as a result of the Merger, the Company, upon Parent’s request, shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to consult with Parent on all strategic and operational matters, including with respect to the renewal or extension of any lease or sublease of real property expiring in 2013 for more than a one year renewal or extension term (and shall not enter into any such renewal or extension prior to consulting with Parent), to the extent such consultation is not in violation of Applicable Law. In furtherance of the foregoing, upon Parent’s request, the parties shall establish a transition planning team of at least six members (the “Transition Team”) comprised of an equal number of representatives of Parent and the Company, which shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Parent and the Company. Upon Parent’s request, subject to Applicable Law, the Transition Team shall be responsible for developing and implementing a detailed action plan for the combination of the businesses from and after the Effective Time and shall (i) confer on a regular and continued basis regarding the status of the transition and integration planning process, (ii) communicate and consult with its members with respect to (x) the manner in which the respective businesses will be conducted from and after the Effective Time and (y) the manner in which the Company’s accounting, investment, hedging, underwriting and claims administration policies and practices will be conformed to those of Parent from and after the Effective Time and (iii) coordinate human resources integration. Upon Parent’s request, the Company shall devote sufficient resources to the Transition Team and share information as necessary to achieve the objectives set forth in this Section 6.08, including making available its facilities and those of its Subsidiaries, in order to assist the Transition Team, to the extent not in violation of Applicable Law.

(b) Between the date of this Agreement and the Closing Date, (i) at the reasonable request of Parent, the Company shall cooperate in good faith with Parent to establish and implement Company-sponsored employee retention and transition incentive programs designed to encourage the retention and performance of employees and groups of employees of the Company and its Subsidiaries who are mutually identified by the Company and Parent and (ii) the Company shall, and shall cause its Subsidiaries to, coordinate with Parent with respect to the formulation and dissemination of all internal and external communications and announcements relating to the impact on employees of the Company and its Subsidiaries of the Merger and the integration of the operations of the Company with those of Parent. Notwithstanding anything to the contrary in this Agreement, the adoption of a retention and transition incentive program described above pursuant to the mutual written agreement of the Company and Parent, and the obligations and liabilities relating to such agreed program, shall be disregarded for purposes of determining the completeness, truthfulness and accuracy of the representations of the Company set forth in Article 4 and for purposes of determining the Company’s compliance with its covenants under Section 6.01.

Section 6.09. Indentures. The Company shall use its reasonable best efforts to timely provide or cause to be provided, in accordance with the provisions of the indentures relating to the Company’s 6.125% Senior Notes due 2015, 5.950% Senior Notes due 2017, 6.300% Senior Notes due 2014 and 5.450% Senior Notes due 2021 (the (“Indentures”), to the trustee under each Indenture, any notices, announcements, certificates or legal opinions required by such Indenture to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case before such document is provided to such trustee, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

ARTICLE 7
COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. From the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule or (z) as otherwise required or expressly contemplated by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all Applicable Laws and all Parent Permits and use its commercially reasonable efforts to preserve intact its business organization and relationships with customers, suppliers, licensors, licensees, distributors and other third parties and keep available the services of its present officers and employees; provided, however, that no action or failure to take action by Parent or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 7.01(a) through (c) shall constitute a breach under this paragraph unless such action or failure to take action would constitute a breach of such provision of Section 7.01(a) through (c), as applicable. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not:

(a) adopt or propose any change in Parent’s certificate of incorporation or bylaws in a manner materially adverse to the Company’s stockholders (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution, payable in cash, stock or property, with respect to any of its capital stock, other than regular cash dividends in the ordinary course of business consistent with past practice; or

(c)  adopt a plan of complete or partial liquidation or dissolution of Parent.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Director and Officer Liability. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by Applicable Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the Delaware Law adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by Applicable Law, provided, the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification) the present and former directors, officers and employees of the Company or any of its Subsidiaries (each an “ Indemnified Person”) from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time in their capacities as officers, directors and employees of the Company, including the approval of this Agreement and the Merger and the other transactions contemplated hereby or arising out of or pertaining to the Merger and the other transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time.

(b) Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the certificate of incorporation and bylaws of the Company in effect on the date of this Agreement, to the fullest extent permitted from time to time under Applicable Law, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification rights thereunder.

(c) Prior to the Effective Time, the Company shall, in consultation with Parent, purchase a six year extended reporting period endorsement with respect to the Company’s currently existing directors’ and officers’ liability insurance and fiduciary liability insurance, which endorsement shall contain coverage that is at least as protective to the Persons covered by such existing insurance, and the Surviving Corporation shall maintain such endorsement in full force and effect for its full term, provided that in no event shall the aggregate cost of such endorsement exceed 300% of the current annual premium paid by the Company for such insurance (the “Maximum Amount”); provided, further that if the aggregate cost of such endorsement exceeds the Maximum Amount, the Company shall purchase, and the Surviving Corporation shall maintain, as much comparable insurance as is available for the Maximum Amount. Such endorsement shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under the Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries (and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries). These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person unless the affected Indemnified Person shall have consented in writing to such termination or modification. It is expressly agreed that each Indemnified Person shall be a third-party beneficiary of this Section 7.03, and entitled to enforce the covenants contained in this Section 7.03. If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 7.03 that is denied by Parent and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then Parent or the Surviving Corporation shall pay such Indemnified Person’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Corporation.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.03 is not prior to or in substitution for any such claims under such policies.

Section 7.04. Employee Matters. (a) Subject to Section 7.04(c), following the Effective Time, Parent will or, as applicable, will cause its Subsidiaries to, honor all obligations under all Employee Plans that exist on the date of this Agreement (or as established or amended in accordance with or permitted by this Agreement) that apply to any current or former employee, or current or former director, of the Company or its Subsidiaries. Through the end of the calendar year in which the Closing Date occurs (the “Benefits Continuation Period”), the Surviving Corporation shall provide, and Parent shall cause the Surviving Corporation to provide, to the individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and to the extent they continue as employees of the Surviving Corporation or any of Parent’s Subsidiaries during all or a portion of the Benefits Continuation Period (the “ Affected Employees”) compensation (including base salary, bonus and other incentive compensation opportunities) and employee benefits no less favorable in the aggregate than the compensation and employee benefits provided to the Affected Employees under the Employee Plans immediately prior to the Effective Time. For two years following the Effective Time, individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time shall be provided with severance benefits in amounts and on terms and conditions that are no less favorable than those provided to such individuals immediately prior to the Effective Time, as set forth in the Company’s Severance Pay Plan, effective as of January 1, 2012.

(b) With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans ”), Parent shall: (a) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any health and welfare New Company Plans in which such Affected Employee may be eligible to participate after the Effective Time, (b) recognize service of Affected Employees (or otherwise credited by the Company or its Subsidiaries) accrued prior to the Effective Time for all purposes under (but not for the purposes of benefit accrual under any defined benefit pension plan) any New Employee Plan in which such Affected Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service and (c) if applicable, cause to be credited any deductibles or out-of-pocket expenses incurred by employees of the Company and their beneficiaries and dependents during the portion of the calendar year prior to their participation in Parent’s health plans with the objective that there be no double counting during the year in which the Effective Time occurs of such deductibles or out-of-pocket expenses.

(c) (i) Neither Parent nor any of its Affiliates shall be obligated to continue to employ any Affected Employee for any period of time following the Effective Time, (ii) nothing herein shall prevent Parent or its Affiliates from revising, amending or terminating any Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Employee Plan, and (iv) no provision of this Section 7.04 shall create any third-party beneficiary rights in any director, officer, employee or individual independent contractor (including former directors, officers, employees or individual independent contracts) of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

Section 7.05. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 7.06. Financing. (a) Each of Parent and Merger Subsidiary shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including using commercially reasonable efforts (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter) by a date no later than the date that is three months from the date hereof and (ii) to satisfy (or if determined advisable by Parent and Merger Subsidiary, obtain the waiver of) on a timely basis all conditions to obtaining the Debt Financing within Parent’s and Merger Subsidiary’s control and to comply with all of its obligations pursuant to the Debt Commitment Letters and the definitive agreements related thereto. In the event that all conditions to funding the commitments contained in the Debt Commitment Letters have been satisfied, each of Parent and Merger Subsidiary shall use its commercially reasonable efforts to cause the Financing Sources to fund the Debt Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date (including, to the extent commercially reasonable, by taking enforcement action to cause the Financing Sources to provide the Debt Financing). Each of Parent and Merger Subsidiary shall use its commercially reasonable efforts to enforce all of its rights under the Debt Commitment Letters. Parent and Merger Subsidiary shall give the Company prompt notice of any material breach by any party to the Debt Commitment Letters or the definitive agreements related thereto of which Parent or Merger Subsidiary has become aware or any termination of any of the Commitment Letters or such definitive agreements. In the event that any portion of the Debt Financing becomes unavailable, Parent and Merger Subsidiary shall (1) use their commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative debt sources (“ Alternative Financing”) in an amount that will still enable Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement and (2) promptly notify the Company of such unavailability and the reason therefor. If obtained, Parent shall deliver to the Company true and complete copies of all agreements (other than any fee letters and engagement letters) pursuant to which any such alternative source shall have committed to provide Parent or the Surviving Corporation with Alternative Financing. Parent and Merger Subsidiary shall not, without the Company’s prior written consent (not to be unreasonably withheld) permit any amendment or modification to, or any waiver of any provision or remedy under, any Debt Commitment Letter or any definitive agreements related thereto unless the terms of such Debt Commitment Letter or definitive agreements related thereto, in each case as so amended, modified or waived, are substantially similar to those in such Debt Commitment Letter or definitive agreement related thereto, prior to giving effect to such amendment, modification or waiver (other than economic terms, which shall as good as or better for Parent and Merger Subsidiary than those in the Debt Commitment Letter or definitive agreement relating thereto prior to giving effect to such amendment, modification or waiver); provided that in the case of amendments or modifications of any Debt Commitment Letter or a definitive agreement relating thereto, the foregoing shall only apply if such amendment or modification (x) could reasonably be expected to (I) adversely affect the ability or likelihood of Parent or Merger Subsidiary timely consummating the transactions contemplated by this Agreement or (II) make the timely funding of the Debt Financing or the satisfaction of the conditions to obtaining the Debt Financing less likely to occur, (y) reduces the amount of the Debt Financing or (z) adversely affects the ability of Parent or Merger Subsidiary to enforce their rights against other parties to the Debt Commitment Letters or the definitive agreements relating thereto. Parent and Merger Subsidiary shall provide the Company with prompt written notice of the receipt of any notice or other communication from any financing source with respect to such financing source’s failure or anticipated failure to fund its commitments under any Debt Commitment Letters or definitive agreement in connection therewith. Parent and Merger Subsidiary shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing.

(b) Notwithstanding anything in this Agreement to the contrary, the Parent, in its sole discretion, may replace any existing Debt Commitment Letter with a debt commitment letter (a “Replacement Debt Commitment Letter”) pursuant to which financial institutions selected by it in its sole discretion commit to provide debt financing to finance the transactions contemplated by this Agreement (“Replacement Debt Financing”) and on or following the effectiveness thereof Parent may, in its sole discretion terminate the existing Debt Commitment Letter and the commitments thereunder; provided that, without the Company’s consent, the terms of such Replacement Debt Financing shall be substantially similar to the terms of the Debt Commitment Letter or definitive agreement relating thereto being replaced (other than economic terms, which shall be as good as or better for Parent and Merger Subsidiary than those in the Debt Commitment Letter or definitive agreement relating thereto being replaced). Promptly following the execution of a Replacement Debt Commitment Letter by Parent, Parent shall notify the Company to such effect and shall promptly provide a fully executed copy of such Replacement Debt Commitment Letter and any related agreements (other than any fee letters or engagement letters). Such notice shall also satisfy the Parent’s notification requirements under Section 7.06(b) relating to termination of the existing Debt Commitment Letter.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger, (x) including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings, (ii) obtaining and maintaining all licenses, authorizations, permits, consents, approvals, clearances, variances, exemptions, orders and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement and (y) which may include contesting (which may include by litigation) any (i) action, suit, investigation or proceeding brought by any Governmental Authority in a federal, state or administrative court seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or seeking damages or to impose any terms or conditions in connection with the Merger or (ii) Order that has been entered by a federal, state or administrative court that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger or imposes any damages, terms or conditions in connection with the Merger. Subject to clause (y) of the preceding sentence, the parties understand and agree that Parent’s obligation to use its reasonable best efforts set forth in this Section 8.01(a) includes taking all actions and doing all things necessary, proper or advisable under Applicable Law (including divestitures and the entry into other commitments and limitations) to obtain the governmental approvals described in clauses (x), (y) and (z) of the first sentence of Section 8.01(b) to consummate the Merger so long as such actions would not have and would not reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or on the Company.

(b) Notwithstanding Section 8.01(a) or anything else in this Agreement to the contrary, nothing in this Agreement will obligate or require Parent or Merger Subsidiary to take or cause to be taken any action (or refrain or cause to refrain from taking any action) or agree or cause to agree to any term, condition or limitation as a condition to, or in connection with, (x) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (y) any other Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or (z) obtaining any Required Governmental Authorization, in each case if such action (or refraining from such action), term, condition or limitation would have or would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or on the Company. “Regulatory Material Adverse Effect” means, with respect to any Person, any event, change, effect, development or occurrence, in each case resulting from or arising out of the matters contemplated by clauses (x) through (z) of the first sentence of this Section 8.01(b), that has a material adverse effect on the financial condition, business, revenue or EBITDA of such Person and its Subsidiaries, taken as a whole; provided that, for purposes of determining whether any action, term or condition would have or would reasonably be expected to have a Regulatory Material Adverse Effect on Parent, Parent and its Subsidiaries will collectively be deemed to be a company the size of (and with revenue and EBITDA equal to those of) the Company and its Subsidiaries, taken as a whole; provided, further, that, for purposes of determining whether any action, term or condition would have or would reasonably be expected to have a Regulatory Material Adverse Effect on Parent or on the Company, (i) impacts on the synergies expected to be realized from the Merger that are publicly disclosed by Parent will be taken into account and (ii) impacts on Parent, the Company or any of their respective Subsidiaries will be aggregated. “EBITDA” means, with respect to any Person, the sum of (1) consolidated net income, determined in accordance with GAAP, plus (2) without duplication and to the extent deducted in determining such consolidated net income, the sum of (I) consolidated interest expense, (II) consolidated income tax expense and (III) all amounts attributed to depreciation or amortization, in each case of such Person and its Subsidiaries .

(c) Neither the Company nor Parent shall, and each of them shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, or exemption of any Governmental Authority necessary to consummate the Merger and the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger and the other transactions contemplated hereby; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(d) In furtherance and not in limitation of Section 8.01(a), the parties shall as promptly as practicable following the date of this Agreement, make all Filings with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under this Agreement and Applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby, including: (i) not later than 30 Business Days following the date of this Agreement, Parent filing, or causing to be filed, “Form A Statements” or similar change of control applications, with the insurance commissioners or departments of health or other Governmental Authorities in each jurisdiction where required by Applicable Law seeking approval of Parent’s acquisition of control of each of the Regulated Subsidiaries which results from the Merger; (ii) as promptly as practicable, Parent filing, or causing to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by Applicable Laws with respect to the Merger and the other transactions contemplated hereby; (iii) not later than 10 Business Days following the date of this Agreement (unless the Parties otherwise agree to another time period), the Company and Parent each making an appropriate Filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act; (iv) the Company and Parent each making any other Filing that may be required under any other Applicable Laws relating to antitrust or by any Governmental Authority having antitrust jurisdiction under Applicable Law; (v) not later than 60 days prior to the Closing, the Company and Parent filing any required notices to CMS, with a separate notice to the CMS Central and/or Regional Office Medicare Advantage and/or Part D plan manager if applicable; and (vi) the Company and Parent each promptly making any other Filing that may be required under any Applicable Laws or by any Governmental Authority with jurisdiction over enforcement of any such Applicable Law.

(e) To the extent permitted by Applicable Law, the Company and Parent shall, as promptly as practicable, (i) upon the reasonable request of the other party, furnish to such party and upon any reasonable request from a Governmental Authority, furnish to such Governmental Authority, any information or documentation concerning themselves, their Affiliates, directors, officers and securityholders, information or documentation concerning the Merger and the other transactions contemplated hereby and such other matters as may be requested and (ii) make available their respective personnel and advisers to each other and, upon reasonable request, any Governmental Authority, in connection with (A) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or (B) any investigation, review or approval process.

(f) Subject to Applicable Laws relating to the sharing of information, each of the Company and Parent shall promptly notify the other of any Filing or material communication or inquiry it or any of its Affiliates intends to make with or receives from any Governmental Authority relating to the matters that are the subject of this Agreement, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party or any or its Representatives, on the one hand, to any Governmental Authority, or members of the staff of any Governmental Authority, on the other hand, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with any such Filing, communication or inquiry and further each of the Company and Parent shall furnish each other with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Governmental Authority relating to matters that are the subject of this Agreement. Subject to the terms and conditions of the Confidentiality Agreement, the Clean Team Confidentiality Agreement and all other agreements entered into by the parties to this Agreement, the Company and Parent shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act). Each such party shall promptly inform the other parties hereto of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any Filing. None of the parties hereto shall agree to participate in any substantive meeting or conference with any Governmental Authority, or any member of the staff of any Governmental Authority, in respect of any Filing, proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, allows the other party to participate.

Neither party shall be required to comply with any of the foregoing provisions of this Section 8.01(f) to the extent that such compliance would be prohibited by Applicable Law. The parties further covenant and agree not to voluntarily extend any waiting period associated with any consent or approval of any Governmental Authority (including under the HSR Act) or enter into any agreement with any Governmental Authority or other Third Party not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of the other parties hereto. Parent shall have responsibility for the filing fees associated with its “Form A Statements” or similar change of control applications and its “Form E” or similar market share notifications.

(g) Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 8.01, materials provided to the other party or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(h) Notwithstanding anything in this Agreement to the contrary, in no event shall (i) Parent or its Affiliates or the Company or its Affiliates be required to agree to take or enter into any action which is not conditioned upon the Closing or (ii) the Company or its Affiliates agree to any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action relating to consents or approvals required to be obtained by the parties or their respective Subsidiaries in connection with the Merger without the prior written consent of Parent.

Section 8.02. Certain Filings; SEC Matters. (a) Subject to Section 8.01(e), Section 8.01(f) and Section 8.01(g), the Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Company Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement (in which the Company Proxy Statement shall be included as a prospectus). The Company and Parent shall use their respective reasonable best efforts to cause (x) the Company Proxy Statement and any amendments or supplements thereto, when filed, to comply as to form in all material respects with the applicable requirements of the 1934 Act and (y) the Registration Statement and any amendments or supplements thereto, when filed, to comply as to form in all material respects with the requirements of the 1933 Act. The Company and Parent shall use their respective reasonable best efforts to have the Company Proxy Statement and the Registration Statement cleared by the SEC and the Registration Statement to become effective under the 1933 Act as promptly as practicable after each such filing and to have the Registration Statement remain effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. The Company shall use its reasonable best efforts to cause the Company Proxy Statement (and all other proxy materials for the Company Stockholder Meeting) to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective. Subject to Section 6.03(b), Section 6.03(c), Section 6.03(d) and Section 6.03(e), the Company Proxy Statement shall include the Company Board Recommendation.

(c) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, and Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement, in each case before either such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. Each of Parent and the Company shall provide the other party and its counsel with (x) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(d) If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Company Proxy Statement or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Company Proxy Statement or the Registration Statement or comments thereon and responses thereto and of any request by the SEC or the staff of the SEC for amendments or supplements to the Company Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Company Proxy Statement, the Registration Statement or the Merger and (ii) all orders of the SEC relating to the Registration Statement.

(e) Notwithstanding (x) any Adverse Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 8.02 shall continue in full force and effect.

Section 8.03. Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation; provided, however, that the restrictions set forth in this Section 8.03 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.03 with respect to the matters contemplated by Section 6.03 or (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

Section 8.04. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 8.05. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with the Delaware Law;

(b) no Applicable Law shall be in effect that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the Merger;

(c) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(d) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of the Company set forth in Section 4.01 (other than the second sentence thereof), Section 4.02, Section 4.04(i), Section 4.06(b), Section 4.26, Section 4.27 and Section 4.28 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only at and as of such time); (ii) the representations and warranties of the Company set forth in Section 4.05 shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct, subject only to de minimis exceptions, only at and as of such time); (iii) the representation and warranty of the Company set forth in the first sentence of Section 4.13 shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time; and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) only at and as of such time), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(c) Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 9.02(a) and 9.02(b); and

(d) both (i) the early termination or expiration of the waiting period required under the HSR Act shall have occurred and (ii) the Required Governmental Authorizations set forth in Section 9.03(d) of the Company Disclosure Schedule shall have been made or obtained and shall be in full force and effect and shall not impose any term or condition that would have or would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or the Company.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

(a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)  (i) the representations and warranties of Parent set forth in Section 5.1 (other than the second sentence thereof), Section 5.02, Section 5.04(i) and Section 5.17 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only at and as of such time); (ii) the representations and warranties of Parent set forth in Section 5.05 shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct, subject only to de minimis exceptions, only at and as of such time); (iii) the representation and warranty of Parent set forth in Section 5.11 shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time; and (iv) all other representations and warranties of Parent set forth in this Agreement shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) only at and as of such time), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

(c) the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.03(a) and Section 9.03(b); and

(d) both (i) the early termination or expiration of the waiting period required under the HSR Act shall have occurred and (ii) the Required Governmental Authorizations set forth in Section 9.03(d) of the Company

Disclosure Schedule shall have been made or obtained and shall be in full force and effect.

ARTICLE 10
TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval and adoption of this Agreement by the stockholders of the Company):

(a)  by mutual written agreement of the Company and Parent;

(b)  by either the Company or Parent, if:

(i) the Merger has not been consummated on or before August 19, 2013 (the “End Date”); provided, that if on August 19, 2013, the conditions to the Closing set forth in Section 9.02(d) or Section 9.03(d) shall not have been satisfied but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on August 19, 2013), then the End Date shall be extended to and including November 19, 2013, if either the Company or Parent notifies the other party in writing on or prior to August 19, 2013, of its election to extend the End Date to November 19, 2013; provided, further, that the right to terminate or extend this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; and provided, further, that if the End Date shall be extended to and including November 19, 2013, and the Closing shall not have occurred on or before such date, before exercising the right to terminate this Agreement pursuant to this Section 10.01(b)(i) the Company or Parent, as applicable, shall, if requested by the other, consider in good faith agreeing (but shall not be obligated to agree) to a further extension of the End Date;

(ii) there shall be any Order in effect that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the Merger and such Order shall have become final and non-appealable; or

(iii) if Company Stockholder Approval shall not have been obtained upon a vote taken thereof at the Company Stockholder Meeting (including any adjournment or postponement thereon); or

(c)  by Parent, if:

(i) (A) an Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company shall have failed to publicly confirm the Company Board Recommendation within seven Business Days of a written request by Parent that it do so;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within 30 days following notice to the Company from Parent or Merger Subsidiary of such breach or failure to perform; or

(iii) the Company shall have breached any of its obligations under Sections 6.02 or 6.03 in any material respect, other than in the case where (A) such breach is a result of an isolated action by a Representative of the Company (other than a director or officer of the Company), (B) such breach was not caused by, or within the knowledge of, the Company, (C) the Company takes appropriate actions to remedy such breach upon discovery thereof and (D) Parent is not significantly harmed as a result thereof; or

(d)  by the Company:

(i) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Subsidiary, as applicable, within 30 days following notice to Parent or Merger Subsidiary, as applicable, from the Company of such breach or failure to perform;

(ii) prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Superior Proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of this Agreement pursuant to this Section 10.01(d)(ii)) in accordance with, and subject to the terms and conditions of, Section 6.03; provided that, in advance of or concurrently with such termination, the Company pays to Parent the Termination Fee in accordance with Section 10.03(d); or

(iii) if (A) there shall be in effect any Order in respect of the matters contemplated by clauses (x) through (z) of the first sentence of

Section 8.01(b) that shall not have become final and non-appealable and that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger, (B) within 30 days of such Order first being in effect, Parent shall not have instituted appropriate proceedings seeking to have such Order vacated, lifted, reversed, overturned or terminated and (C) such failure to institute appropriate proceedings shall not have been cured by Parent within 10 days following irrevocable written notice to Parent from the Company of the Company’s intent to terminate this Agreement pursuant to this Section 10.01(d)(iii) in respect of such failure (which notice may not be given prior to the expiration of such 30-day period and, for the avoidance of doubt, shall not be effective if Parent institutes such appropriate proceedings within such 10-day period).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto (except as provided in Section 10.03); provided that neither Parent nor the Company shall be released from any liabilities or damages arising out of any (i) fraud by any party, (ii) the willful and intentional breach by any party of any representation or warranty on the part of such party set forth in this Agreement or (iii) the willful and intentional breach of any covenant or agreement set forth in this Agreement. The provisions of this Section 10.02, Section 10.03 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01.

Section 10.03. Termination Fee. (a) In the event this Agreement is terminated pursuant to Sections 10.01(c)(i) or 10.01(c)(iii), then the Company shall pay Parent a fee of $167,500,000 (the “Termination Fee”) within one Business Day after the date of such termination.

(b) In the event this Agreement is terminated pursuant to Section 10.01(b)(iii) and an Adverse Recommendation Change shall have occurred, then the Company shall pay Parent the Termination Fee simultaneously with termination of the Agreement (in the case of a termination by the Company) or within one Business Day after the termination of the Agreement (in the case of a termination by Parent).

(c) In the event this Agreement is terminated pursuant to Section 10.01(b)(iii) (but no Adverse Recommendation Change shall have occurred) and prior to the Company Stockholder Meeting an Acquisition Proposal shall have been publicly proposed, announced or disclosed and not irrevocably withdrawn, then (A) the Company shall pay Parent 25% of the Termination Fee simultaneously with the termination of this Agreement (in the case of a termination by the Company) or within one Business Day after the termination of this Agreement (in the case of a termination by Parent) and (B) if the Company within 12 months after such termination either consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, then the Company shall pay or cause to be paid to Parent (or its designees) the remaining 75% of the Termination Fee simultaneously with such consummation or entering into such definitive agreement, as the case may be. For purposes of this Section 10.03(c), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii), then, in advance of or concurrently with such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(e) In the event this Agreement is terminated pursuant to Section 10.01(b)(i), Section 10.01(b)(ii) (solely in respect of an Order in respect of the matters contemplated by clauses (x) through (z) of the first sentence of Section 8.01(b)) or Section 10.01(d)(iii) and, at the time of such termination, (A) the condition set forth in Section 9.02(d) has not been satisfied and (B) the conditions set forth in Section 9.01 (other than the condition set forth in Section 9.01(b) solely in respect of an Applicable Law in respect of the matters contemplated by clauses (x) through (z) of the first sentence of Section 8.01(b)) and Section 9.02(a) through (c) have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination), then Parent shall pay or cause to be paid $450,000,000 (the “Reverse Termination Fee”) to the Company as promptly as reasonably practicable (and in any event within five Business Days following such termination); provided that no Reverse Termination Fee shall be payable by Parent pursuant to this Section 10.03(e) if the failure of the condition set forth in Section 9.02(d) to be satisfied is caused by the Company’s willful and intentional breach of Section 8.01.

(f) Any payment of the Termination Fee (or applicable portion thereof) or the Reverse Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

(g) The parties agree and understand that (x) in no event shall the Company be required to pay the Termination Fee on more than one occasion (other than the allocation of the Termination Fee required by Section 10.03(c)) and in no event shall Parent and Merger Subsidiary be required to pay the Reverse Termination Fee on more than one occasion and (y) in no event shall Parent be entitled, pursuant to this Section 10.03, to receive an amount greater than the Termination Fee and in no event shall the Company be entitled, pursuant to this

Section 10.03, to receive an amount greater than the Reverse Termination Fee. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, (i) if Parent receives the Termination Fee from the Company pursuant to this Section 10.03 or if the Company receives the Reverse Termination Fee from Parent or Merger Subsidiary pursuant to this Section 10.03, such payment shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives and none of the paying party, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (ii) if (A) Parent or Merger Subsidiary receives any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Termination Fee pursuant to this Section 10.03 or (B) the Company receives any payments from Parent or Merger Subsidiary in respect of any breach of this Agreement and thereafter the Company receives the Reverse Termination Fee pursuant to this Section 10.03, the amount of such Termination Fee or Reverse Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Termination Fee or Reverse Termination fee, as applicable, in respect of any such breaches. The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated hereby, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 10.03, such party shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

ARTICLE 11
MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Aetna Inc.
151 Farmington Avenue, RC6A
Hartford, Connecticut 06156
Attention:	General Counsel
Facsimile:	(860) 273-8340

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	David L. Caplan
H. Oliver Smith
Facsimile.:	(212) 701-5800

if to the Company, to:

Coventry Health Care, Inc.
6270-B Rockledge Drive, Suite 700
Bethesda, Maryland 20817
Attention:	Thomas C. Zielinski
Facsimile:	(610) 729-7538

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David A. Katz
Facsimile:	(212) 403-1000

and

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention:	Bob F. Thompson
Angela Humphreys
Facsimile:	(615) 742-2762; (615) 742-2718

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival. The representations, warranties and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.03. Notwithstanding the foregoing, the parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 10.01 and, in the event of the termination of this Agreement pursuant to Section 10.01, all references to “the date of this Agreement” or “the date hereof” in the Confidentiality Agreement shall be deemed to be the date of such termination.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Agreement provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Disclosure Schedule References and SEC Document References. (a) The parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The parties hereto further agree that (other than with respect to any items disclosed in Section 4.18(a) of the Company Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections.

(b) The parties hereto agree that in no event shall any disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Cautionary Note Regarding Forward Looking Statements” or “Special Note Regarding Forward Looking Statements” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Effective Time, the right of the Company’s stockholders and holders of Company Stock Options, Company Restricted Shares and Company Stock Units, as applicable, to receive (w) the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 2.02, (x) the consideration payable in respect of Company Stock Options pursuant to Section 2.05(a), (y) the consideration payable in respect of Company Restricted Shares pursuant to Section 2.05(a) and (z) the consideration payable in respect of Company Stock Units pursuant to Section 2.05(a), (ii) the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the Merger to the Company’s stockholders) in the event of Parent’s or Merger Subsidiary’s wrongful termination of this Agreement or breach of this Agreement (whether or not this Agreement has been terminated pursuant to Section 10.01), which right is hereby expressly acknowledged and agreed by Parent and Merger Subsidiary and (iii) the right of the Indemnified Persons to enforce the provisions of Section 7.03 only, and except that any Financing Source shall be an express third-party beneficiary of Section 11.07, Section 11.08 and Section 11.09. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Board of Directors of the Company, and no stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction/Venue. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 11.01 or in such other manner as may be permitted by Applicable Law, of copies of such process to such party, and nothing in this Section 11.08 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Subsidiary and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.09. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY

WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, the Confidentiality Agreement, the Clean Team Confidentiality Agreement and the letter agreement, dated as of July 20, 2012, relating to certain confidentiality obligations constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 11.08, without proof of actual damages (and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy) in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AETNA INC.

By:	/s/ Mark T. Bertolini
	Name:	Mark T. Bertolini
	Title:	Chairman, Chief Executive Officer and President

JAGUAR MERGER SUBSIDIARY, INC.

By:	/s/ Mark L. Keim
	Name:	Mark L. Keim
	Title:	President

COVENTRY HEALTH CARE, INC.

By:	/s/ Allen F. Wise
	Name:	Allen F. Wise
	Title:	Chief Executive Officer and Chairman of the Board